MCDERMOTT INTERNATIONAL, INC.
================================================================================


================================================================================

FOR IMMEDIATE RELEASE                                                   02-27

NEW ORLEANS, LA - NOVEMBER 6, 2002

      MCDERMOTT ANNOUNCES 2002 THIRD QUARTER RESULTS AND GUIDANCE FOR 2003

McDermott International, Inc. (NYSE: MDR) ("McDermott" or the "Company") today reported a net loss of $357.1 million, or $5.76 loss per diluted share, for the quarter ended September 30, 2002, compared to net income of $19.3 million, or $0.31 income per diluted share, for the same quarter last year. The 2002 third quarter results include:

     o A non-cash charge of $313 million, or $5.05 loss per diluted share, reflecting an impairment of goodwill in the Marine Construction Services segment ("Goodwill Impairment")

     o A non-cash charge of $3.9 million, or $0.06 loss per diluted share, in the Marine Construction Services segment, reflecting the impairment of an investment in an international joint venture ("JV Impairment")

     o A net gain of $9.4 million, or $0.15 per diluted share, on the sale of Hudson Products Company ("HPC")

     o Excluding special items, the net loss would have been $0.80 per diluted share as reflected below:

                    Reported net loss                                        $(5.76)
                    Special items:
                           Goodwill Impairment                                 5.05
                           JV Impairment                                       0.06
                           Gain on sale of HPC                                (0.15)
                                                                             -------

                    Reported net loss after special items                    $(0.80)
                                                                             -------

     o Pre-tax charges totaling $65.2 million relating to the further deterioration on three EPIC Spar Projects (the "Spar Projects") in the Marine Construction Services segment as previously announced

     o Backlog of $3.0 billion at September 30, 2002, compared to $3.1 billion at June 30, 2002 and $2.9 billion at December 31, 2001

BUSINESS SEGMENT INFORMATION
Attached to the earnings release is a Segment Information schedule which reports financial information by business segment. The following is a discussion of performance of each of the Company's business segments:

MARINE CONSTRUCTION SERVICES SEGMENT
The Marine Construction Services segment consists of J. Ray McDermott and its subsidiaries ("J. Ray"). This segment reported an $18.7 million increase in revenues to $281.5 million in the 2002 third quarter, compared to $262.8 million in the same quarter last year. This 7% increase resulted primarily from revenue from the Phase 1 contracts for fabrication of an integrated topside and pipeline installation in the Azerbaijan sector of the Caspian Sea, fabrication of topsides in Morgan City and the Spar Projects. This was partially offset by reduced activity in the Gulf of Mexico.

Although revenues increased, Marine Construction Services reported a segment operating loss, which is before equity in income from investees, of $55.1 million in the 2002 third quarter, compared to operating income of $17.6 million in the same quarter last year. J. Ray recorded charges totaling $65.2 million relating to additional cost overruns, schedule delays and higher than expected additional future costs to complete the Spar Projects, all of which are now in a loss position. Percentage of completion accounting requires that, once a project is estimated to be in a loss position at completion, the estimated loss on the project must be recognized currently. The 2002 third quarter also included a $4 million uninsured loss on the DB60 crane, as previously reported, and an increase in the estimated cost to complete a topside fabrication project for the West African market due to less than expected productivity. This project is also in a loss position. The 2001 third quarter included amortization of goodwill of $4.5 million.

The net loss on asset disposal and impairments in the 2002 third quarter is due primarily to the Goodwill Impairment charge of $313 million. See Goodwill Impairment below for a further discussion of this item.
..
Equity in income from investees decreased by $5.3 million to a loss of $0.5 million in the 2002 third quarter due primarily to a $3.9 million non-cash charge related to the impairment of the Company's investment in an international joint venture.

J. Ray's backlog, which included $411 million relating to uncompleted work on the Spar Projects, was $2.0 billion at September 30, 2002, compared to $2.1 billion at June 30, 2002 and $1.8 billion at December 31, 2001.

GOVERNMENT OPERATIONS SEGMENT
The Government Operations segment, which consists of BWX Technologies, Inc. ("BWXT") and McDermott Technologies, Inc., reported an $11.1 million increase in revenues to $136.3 million for the 2002 third quarter, compared to $125.2 million in the same quarter last year. This 9% increase was primarily attributable to higher volumes from the manufacture of nuclear components for certain U.S. government programs and higher revenues from a facilities management services contract with the U.S. Department of Energy ("DOE") that is not operated through a joint venture. Partially offsetting the increased revenues were lower volumes from commercial nuclear environmental services.

Segment operating income, which is before equity in income from investees, increased $3.7 million to $7.4 million in the 2002 third quarter. The increase is related to increased volumes and margins from manufacturing and higher margins on the facilities management contract mentioned above.

Equity in income from investees includes joint ventures through which BWXT performs facilities management services for certain DOE sites. Equity in income from investees declined $1.3 million to $4.8 million in the 2002 quarter, compared to $6.1 million in the same quarter last year. The decline was primarily due to the timing of performance-based earnings from a facilities management services contract with the DOE.

Backlog in the Government Operations segment decreased by 5% to $949 million at September 30, 2002 compared to $1.0 billion at June 30, 2002 and at December 31, 2001. The Government Operations segment backlog is typically lower in the third quarter due to the contract funding cycle of the U.S. government.

POWER GENERATION SYSTEMS SEGMENT
The Power Generation Systems segment consists primarily of Babcock & Wilcox Volund ApS ("Volund"). This segment reported a $5.7 million increase in revenues to $17.8 million in the 2002 third quarter, compared to $12.1 million in the same quarter last year. The 48% increase in revenues is due primarily to higher volumes in the fabrication of utility and industrial boilers and from after-market service activities.

The Power Generation Systems segment reported an operating loss of $1.3 million in the 2002 third quarter, compared to an operating loss of $0.6 million in the same quarter last year. During the 2002 third quarter, Volund recorded a loss provision of $2.5 million relating to a customer claim. Higher volumes and margins in both utility and industrial boilers and after-market service activities partially offset this loss.

On October 11, 2002, the Company sold Volund to The Babcock & Wilcox Company ("B&W") for consideration including a $3 million note and repayment of approximately $14.5 million of principal and interest on a loan owed by Volund to McDermott. Terms of the sale also included the replacement of approximately $11 million of letters of credit which had been previously issued under one of the Company's credit facilities. The purchase price is subject to adjustment depending on the final resolution of an ongoing project. The gain or loss on the sale will not be recognized until final resolution of the B&W Chapter 11 proceedings. Since the sale was to a related party, the operating results of Volund have not been reflected as discontinued operations.

CORPORATE
Corporate expenses increased $4.3 million to $6.3 million for the 2002 third quarter, compared to the same quarter last year. The increase was due primarily to the recognition of pension expense in the 2002 third quarter compared to pension income which was recognized in the 2001 third quarter. Lower legal and professional service expenses related to the B&W Chapter 11 proceedings and lower insurance expense partially offset these increases.


OTHER FINANCIAL INFORMATION

OTHER INCOME AND EXPENSE
Interest income decreased $3.6 million to $1.5 million in the 2002 third quarter, compared to $5.1 million in the same quarter last year. Interest expense decreased by $8.9 million to $3.0 million in the 2002 third quarter compared to $11.9 million in the same quarter last year. The decrease in interest income and the increase in interest expense are due primarily to a decrease in investments which were used to repay certain debt obligations in the first quarter of 2002, related tax payments and prevailing interest rates.

Other-net decreased by $2.8 million to an expense of $2.2 million in the 2002 third quarter compared to income of $0.6 million in the same quarter last year. The decrease was due primarily to $1.7 million of minority interest of a consolidated subsidiary in the Marine Construction Services segment. The income for the 2001 third quarter related primarily to gains on the sale of investment securities.

GOODWILL IMPAIRMENT
Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" and no longer amortizes goodwill to earnings, but instead periodically tests for impairment of goodwill remaining on the balance sheet. As a result of adopting SFAS No. 142, the Company did not incur a transitional goodwill impairment charge. However, due to the deterioration in J. Ray's financial performance during the 2002 third quarter and revised expectations concerning J. Ray's future earnings and cash flow, the Company is testing the goodwill of J. Ray for impairment. With the assistance of an independent consultant, the Company recently completed the first step of the goodwill impairment test and determined that the book value of J. Ray, including goodwill, exceeds its fair value. The fair value of J. Ray was estimated using a discounted cash flow approach.

The second step of the goodwill impairment test, the measurement of the potential impairment loss, is not yet complete. However, the Company has concluded that it is probable that a goodwill impairment loss has occurred and recorded an estimated impairment charge of $313 million, which is the total amount of goodwill on J. Ray's books. The Company believes the fair values of J. Ray's tangible assets substantially exceed their respective book values and, as a result, the entire balance of the J. Ray goodwill is impaired. The Company expects to complete the second step prior to year-end and will record any adjustment to the estimated impairment loss at that time.

THE BABCOCK & WILCOX COMPANY
The Company wrote off its investment in B&W during the second quarter of 2002 and has not consolidated B&W with its financial results since the Chapter 11 bankruptcy filing in the first quarter of 2000.

B&W's revenues increased $12.3 million to $316.9 million in the 2002 third quarter, compared to $304.6 million in the same quarter last year. Net income increased to $10.0 million in the 2002 third quarter, compared to $2.9 million in the same quarter last year.

DISCONTINUED OPERATIONS
On July 10, 2002, McDermott completed the sale of Hudson Products Corporation ("HPC"), which was previously reported in the Industrial Operations segment. The sales price of $40 million consisted of $38 million in cash and a $2 million subordinated promissory note. During the 2002 third quarter, the Company recorded a gain on the sale of HPC of $9.4 million, net of a provision for income taxes of $5.7 million. The gain on the sale and the results of operations for HPC are included in discontinued operations.

McDermott Engineers & Constructors (Canada) Ltd. ("MECL") was sold in October 2001. In accordance with the transitional provisions in SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," the 2001 operating results of MECL are reflected in the Industrial Operations segment rather than in discontinued operations.

LIQUIDITY
At September 30, 2002, the Company had total available cash and investment securities of $289 million, of which $226 million was pledged, restricted or otherwise required for captive insurance purposes. Additionally, the Company had $144 million in undrawn availability under its two committed credit facilities resulting in total available liquidity of $207 million at September 30, 2002.

Based on the most recent forecast of the Marine Construction Services segment, the Company expects J. Ray to experience negative cash flows during the remainder of 2002 and the first three quarters of 2003, primarily due to additional costs to complete the Spar Projects. As a result, J. Ray does not anticipate being able to comply with certain of the financial covenants in the
J. Ray credit facility at December 31, 2002. While it is possible that the lenders could limit or restrict J. Ray's access to future borrowings or issuances of letters of credit under the facility as a result of these developments and the factors that led to the Goodwill Impairment, the lenders have not advised the Company that they will impose any such limitation or restriction. Discussions to extend or renew this facility, which expires February 21, 2003, are underway.

PENSION PLANS
The Company reported pension expense of $21 million for the first nine months of 2002 and expects to record $7 million of pension expense in the 2002 fourth quarter. The Company currently has one underfunded qualified pension plan and, as such, had a funding requirement of $11 million for the 2002 plan year. As of October 31, 2002, the Company had met this funding requirement.

As a result of the downturn in the stock market and the decline in interest rates, pension expense for 2003 is expected to be approximately $94 million with an approximate $20 million funding requirement for the 2003 plan year. Of this $20 million funding requirement, only $10 million will be required to be paid in calendar year 2003.

EARNINGS GUIDANCE
As a result of the Goodwill Impairment, the Company is revising its guidance for the full year of 2002 to a loss of $9.64 per diluted share. The following table reflects the Company's revised guidance for the full year of 2002 excluding special items:

                               Revised guidance                              $(9.64)
                               Special items:
                                    Goodwill Impairment                        5.05
                                    JV Impairment                              0.06
                                    Gain on sale of HPC                       (0.15)
                                    B&W write-off                              3.58
                                    Indian JV impairment                       0.05
                                                                             ------

                               Revised guidance after special items          $(1.05)
                                                                             ------

For the full year of 2003, the Company expects earnings per diluted share to be in the range of breakeven to a loss of $0.05 per diluted share, not including the estimated charges against earnings for the final settlement of the B&W Chapter 11. Based on current negotiations, the Company expects these charges to be between $100 million to $130 million, reflecting the present value of its contributions and contemplated payments to the trust as previously disclosed. The 2003 guidance includes the $94 million pension expense described above.

OTHER INFORMATION

ABOUT THE COMPANY
McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott International, Inc. cautions that statements in this press release which are forward-looking and which provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. The forward-looking statements in this press release include, among other things, statements about the earnings guidance for the full year 2002 and 2003, the expected fair value of J. Ray, the ability to extend or refinance the Company's credit facilities, the estimated costs to complete the Spar Projects, the estimated charges for the settlement of the B&W Chapter 11 based on current negotiations and the projected pension expense and pension plan funding requirements for 2002 and 2003. Although McDermott's management believes that the expectations reflected in those forward-looking statements are reasonable, McDermott can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these risk factors, please see McDermott's annual report on Form 10-K for the year ended December 31, 2001 and its quarterly reports on Form 10-Q for the periods ended March 31, 2002 and June 30, 2002.

CONFERENCE CALL TO DISCUSS PRESS RELEASE
DATE:             Thursday, November 7, 2002 at 10:00 a.m. Eastern (9:00 a.m.
                  Central)

WEBCAST:          Investor Relations' section of website at www.mcdermott.com

DIAL-IN:          (USA) (800) 230-1092 or (International) (612) 288-0337

REPLAY NUMBER:    November 7, 2002 beginning at 5:00 p.m. Eastern (4:00 p.m.
                  Central) (USA) (800) 475-6701 or (International)
                  (320) 365-3844 Access code 656110


                                      -xxx-

COMPANY CONTACT:

Gay Stanley Mayeux
Director, Investor Relations & Corporate Communications
(281) 870-5011
gmayeux@mcdermott.com

                         MCDERMOTT INTERNATIONAL, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                             THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                SEPTEMBER 30,                      SEPTEMBER 30,
                                                            2002              2001              2002              2001
                                                        ------------      ------------      ------------      ------------
Revenues                                                $    435,632      $    572,631      $  1,300,533      $  1,460,971
                                                        ------------      ------------      ------------      ------------
Costs and Expenses:
   Cost of operations                                        454,513           502,926         1,263,120         1,282,440
   Impairment of JRM goodwill                                313,008                --           313,008                --
   Loss on write-off of investment in
       The Babcock & Wilcox Company                               --                --           224,664                --
   Selling, general and administrative expenses               37,743            48,661           118,827           145,263
                                                        ------------      ------------      ------------      ------------
                                                             805,264           551,587         1,919,619         1,427,703
                                                        ------------      ------------      ------------      ------------

Equity in income of investees                                  4,469            11,247            14,421            24,039
                                                        ------------      ------------      ------------      ------------

Operating Income (Loss)                                     (365,163)           32,291          (604,665)           57,307
                                                        ------------      ------------      ------------      ------------
Other Income (Expense):
   Interest income                                             1,541             5,056             6,880            15,687
   Interest expense                                           (2,984)          (11,871)          (12,517)          (31,652)
   Other-net                                                  (2,156)              644              (768)           (1,004)
                                                        ------------      ------------      ------------      ------------
   Total Other Expense                                        (3,599)           (6,171)           (6,405)          (16,969)
                                                        ------------      ------------      ------------      ------------
Income (Loss) from Continuing Operations
  before Provision for (Benefit from) Income
  Taxes and Extraordinary Item                              (368,762)           26,120          (611,070)           40,338

Provision for (Benefit from) Income Taxes                     (3,819)            7,704            (9,395)           19,834
                                                        ------------      ------------      ------------      ------------

Income (Loss) from Continuing Operations
  before Extraordinary Item                                 (364,943)           18,416          (601,675)           20,504

Income from Discontinued Operations                            7,887               929             9,469             2,366
                                                        ------------      ------------      ------------      ------------

Income (Loss) before Extraordinary Item                     (357,056)           19,345          (592,206)           22,870

Extraordinary Gain on Debt Extinguishment                         --                --               341                --
                                                        ------------      ------------      ------------      ------------

Net Income (Loss)                                       $   (357,056)     $     19,345      $   (591,865)     $     22,870
                                                        ------------      ------------      ------------      ------------
Earnings (Loss) per Common Share:
  Basic
    Income (Loss) from Continuing Operations
       before Extraordinary Item                        $      (5.88)     $       0.30      $      (9.77)     $       0.34
    Net Income (Loss)                                   $      (5.76)     $       0.32      $      (9.61)     $       0.38
  Diluted
    Income (Loss) from Continuing Operations
       before Extraordinary Item                        $      (5.88)     $       0.29      $      (9.77)     $       0.33
    Net Income (Loss)                                   $      (5.76)     $       0.31      $      (9.61)     $       0.37
                                                        ============      ============      ============      ============

                          MCDERMOTT INTERNATIONAL, INC.
                               SEGMENT INFORMATION

                            (IN THOUSANDS; UNAUDITED)


                                                                  THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,                        SEPTEMBER 30,
                                                                2002              2001              2002              2001
                                                            ------------      ------------      ------------      ------------
REVENUES
   Marine Construction Services                             $    281,538      $    262,776      $    864,547      $    602,605
   Government Operations                                         136,255           125,209           389,161           373,303
   Industrial Operations                                              --           172,885                --           452,090
   Power Generation Systems                                       17,846            12,059            46,881            33,486
   Adjustments and Eliminations                                       (7)             (298)              (56)             (513)
                                                            ------------      ------------      ------------      ------------
                                                            $    435,632      $    572,631      $  1,300,533      $  1,460,971
                                                            ============      ============      ============      ============

OPERATING INCOME (LOSS):

   Segment Operating Income (Loss):
   Marine Construction Services                             $    (55,079)     $     17,581      $    (86,234)     $     15,526
   Government Operations                                           7,389             3,726            28,959            22,111
   Industrial Operations                                              --             2,770                --             7,146
   Power Generation Systems                                       (1,488)           (1,010)           (2,597)           (2,787)
                                                            ------------      ------------      ------------      ------------
                                                            $    (49,178)     $     23,067      $    (59,872)     $     41,996
                                                            ============      ============      ============      ============

   Gain (Loss) on Asset Disposal and Impairments - Net:
   Marine Construction Services                             $   (312,657)     $        (43)     $   (312,796)     $        672
   Government Operations                                              --                14                 1               776
   Industrial Operations                                              --                14                --                14
                                                            ------------      ------------      ------------      ------------
                                                            $   (312,657)     $        (15)     $   (312,795)     $      1,462
                                                            ============      ============      ============      ============

   Equity in Income from Investees:
   Marine Construction Services                             $       (530)     $      4,762      $      1,246             6,048
   Government Operations                                           4,837             6,110            15,826            16,868
   Industrial Operations                                              --                12                --                42
   Power Generation Systems                                          162               363            (2,651)            1,081
                                                            ------------      ------------      ------------      ------------
                                                            $      4,469      $     11,247      $     14,421      $     24,039
                                                            ============      ============      ============      ============

   SEGMENT INCOME (LOSS):
   Marine Construction Services                             $   (368,266)     $     22,300      $   (397,784)     $     22,246
   Government Operations                                          12,226             9,850            44,786            39,755
   Industrial Operations                                              --             2,796                --             7,202
   Power Generation Systems                                       (1,326)             (647)           (5,248)           (1,706)
                                                            ------------      ------------      ------------      ------------
                                                                (357,366)           34,299          (358,246)           67,497
   Write-off of investment in B&W                                     --                --          (224,664)               --
   Other unallocated                                              (1,452)               --            (1,452)               --
   Corporate                                                      (6,345)           (2,008)          (20,303)          (10,190)
                                                            ------------      ------------      ------------      ------------
   TOTAL                                                    $   (365,163)     $     32,291      $   (604,665)     $     57,307
                                                            ============      ============      ============      ============

                          MCDERMOTT INTERNATIONAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                 (IN THOUSANDS)

                                                                 SEPTEMBER 30,     DECEMBER 31,
                                                                     2002              2001
                                                                 -------------     ------------
                                                                  (UNAUDITED)
Current Assets:
  Cash and cash equivalents                                      $     113,391     $    196,912
  Investments                                                               --          158,000
  Accounts receivable - trade, net                                     183,937          139,598
  Accounts receivable from The Babcock & Wilcox Company                  3,589            3,681
  Accounts receivable - unconsolidated affiliates                       45,400           69,368
  Accounts receivable - other                                           58,486           34,833
  Contracts in progress                                                154,855           97,326
  Inventories                                                            1,405            1,825
  Deferred income taxes                                                 60,888           59,370
  Other current assets                                                  24,302           52,490
                                                                 -------------     ------------

  Total Current Assets                                                 646,253          813,403
                                                                 -------------     ------------

Property, Plant and Equipment                                        1,262,298        1,218,650
  Less accumulated depreciation                                        888,079          864,751
                                                                 -------------     ------------

  Net Property, Plant and Equipment                                    374,219          353,899
                                                                 -------------     ------------

Investments in Debt Securities                                         175,607          173,003
                                                                 -------------     ------------

Investment in The Babcock & Wilcox Company                                  --          186,966
                                                                 -------------     ------------

Accounts Receivable from The Babcock & Wilcox Company                       --           17,489
                                                                 -------------     ------------

Goodwill                                                                18,157          330,705
                                                                 -------------     ------------

Prepaid Pension Costs                                                  144,503          152,510
                                                                 -------------     ------------

Other Assets                                                            65,582           75,865
                                                                 -------------     ------------
TOTAL                                                            $   1,424,321     $  2,103,840
                                                                 =============     ============

                          MCDERMOTT INTERNATIONAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)


                                                                    SEPTEMBER 30,      DECEMBER 31,
                                                                        2002              2001
                                                                    -------------      ------------
                                                                     (UNAUDITED)
Current Liabilities:
  Notes payable and current maturities of long-term debt            $      10,656      $    209,506
  Accounts payable                                                        149,589           118,811
  Accounts and notes payable to The Babcock & Wilcox Company               31,374            34,098
  Accrued employee benefits                                                65,147            91,596
  Accrued contract costs                                                   62,349            26,367
  Advance billings on contracts                                           289,646           170,329
  U.S. and foreign income taxes payable                                    30,967           123,985
  Other current liabilities                                               191,523           203,695
                                                                    -------------      ------------

     Total Current Liabilities                                            831,251           978,387
                                                                    -------------      ------------

Long-Term Debt                                                             94,555           100,393
                                                                    -------------      ------------

Accumulated Postretirement Benefit Obligation                              26,488            23,536
                                                                    -------------      ------------

Environmental Liabilities                                                  11,646            15,083
                                                                    -------------      ------------

Self-Insurance                                                             69,871            67,878
                                                                    -------------      ------------

Other Liabilities                                                         175,607           148,453
                                                                    -------------      ------------

Commitments and Contingencies

Stockholders' Equity:
  Common stock, par value $1.00 per share, authorized
   150,000,000 shares; issued 65,753,061 at September 30,
   2002 and 63,733,257 at December 31, 2001                                65,753            63,733
  Capital in excess of par value                                        1,089,844         1,077,148
  Accumulated deficit                                                    (842,789)         (250,924)
  Treasury stock at cost, 2,061,407 shares at September 30,
   2002 and 2,005,792 at December 31, 2001                                (62,792)          (62,736)
  Accumulated other comprehensive loss                                    (35,113)          (57,111)
                                                                    -------------      ------------

   Total Stockholders' Equity                                             214,903           770,110
                                                                    -------------      ------------
   TOTAL                                                            $   1,424,321      $  2,103,840
                                                                    =============      ============

                          MCDERMOTT INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (IN THOUSANDS; UNAUDITED)


                                                                           Nine Months Ended
                                                                             September 30,
                                                                         2002             2001
                                                                      -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                                                     $  (591,865)     $    22,870
                                                                      -----------      -----------
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities:
  Depreciation and amortization                                            30,361           48,069
  Income or loss of investees, less dividends                              (1,503)          (3,668)
  Gain on asset disposals and impairments - net                              (213)          (1,468)
  Provision for deferred taxes                                             18,908            8,792
  Impairment of JRM goodwill                                              313,008               --
  Loss on write-off of investment in The Babcock & Wilcox Company         224,664               --
  Gain on sale of Hudson Products Corporation                             (15,044)              --
  Extraordinary gain                                                         (341)              --
  Other                                                                    10,045            4,945
  Changes in assets and liabilities, net of effects
    of acquisitions and divestitures:
    Accounts receivable                                                   (44,187)         (58,090)
    Net contracts in progress and advance billings                         62,839           37,943
    Accounts payable                                                       26,564           13,982
    Accrued and other current liabilities                                  28,541           12,887
    Products and environmental liabilities                                    814            2,442
    Income taxes                                                          (94,540)           1,936
    Other, net                                                              3,752          (26,051)
                                                                      -----------      -----------
NET CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES                                                      (28,197)          64,589
                                                                      -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchases of property, plant and equipment                                (42,158)         (27,644)
Purchases of available-for-sale securities                             (1,087,131)        (929,393)
Sales of available-for-sale securities                                    784,494          815,690
Maturities of available-for-sale securities                               458,301          147,801
Proceeds from asset disposals                                              38,621            3,002
Other                                                                          --             (645)
                                                                      -----------      -----------

NET CASH PROVIDED BY INVESTING ACTIVITIES                                 152,127            8,811

                          MCDERMOTT INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (CONTINUED)

                            (IN THOUSANDS; UNAUDITED)


                                                                September 30,
                                                            2002            2001
                                                         ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:

Payment of long-term debt                                $ (208,416)     $     (239)
Decrease in short-term borrowing                                (26)        (66,286)
Issuance of common stock                                      1,342              65
Other                                                          (400)            (90)
                                                         ----------      ----------

NET CASH USED IN FINANCING ACTIVITIES                      (207,500)        (66,550)
                                                         ----------      ----------

EFFECTS OF EXCHANGE RATE CHANGES ON CASH                         49            (827)
                                                         ----------      ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS        (83,521)          6,023

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD            196,912          84,620
                                                         ----------      ----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD               $  113,391      $   90,643
                                                         ==========      ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for:
  Interest (net of amount capitalized)                   $   16,817      $   33,249
  Income taxes - net                                     $   90,337      $    7,014
                                                         ==========      ==========


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